Exhibit 10.41

Sumitomo Dainippon Pharma Co., Ltd.
13-1, Kyobashi 1-chome, Chuo-ku,
Tokyo 104-8356, Japan
Phone: (81) 3 (5159) 2510
Telefax: (81) 3 (5159) 3004

October 25, 2019

Via Facsimile (with copy by email)

Mark Pruzanski, M.D.

President and Chief Executive Officer

Intercept Pharmaceuticals, Inc.

Fax: +1-646-747-1001

               Re: Termination of License Agreement

Dear Dr. Pruzanski:

Reference is made to that certain LICENSE AGREEMENT between Intercept Pharmaceuticals, Inc. (“Intercept”) and Sumitomo Dainippon Pharma Co., Ltd. (“Sumitomo”) dated as of March 29th, 2011 regarding INT-747, as amended (the “License Agreement”).

Sumitomo and Intercept hereby mutually agree to terminate the License Agreement in its entirety with immediate effect as of the date first written above (the “Termination Date”). Further, the parties hereby agree that the provisions of Section 15.4.2 of the License Agreement shall apply upon such termination (and, for clarity, that the provisions of Section 15.4.1 shall not apply) and that, in accordance therewith, among other things, all licenses and sublicenses granted by Intercept to Sumitomo under the License Agreement shall revert in full to Intercept as of the Termination Date. Without limiting the foregoing, the parties hereby agree that the review period provided under Section 11.2 and associated rights and obligations of the parties thereunder will survive for a period of twenty-eight (28) days following the Termination Date solely with respect to that certain proposed publication tentatively titled “A phase 2, randomized, double-blind, placebo-controlled multicenter study of obeticholic acid in Japanese patients with nonalcoholic steatohepatitis” and tentatively forthcoming in the Journal of Gastroenterology.

For the avoidance of doubt, Section 15.4.5 (and the provisions set forth therein) shall survive termination of the License Agreement. Nothing contained in this letter shall be construed as a waiver of any rights, remedies or claims of either party or, except to the extent expressly provided in this letter, a limitation, modification or restriction of either party’s rights or remedies under the License Agreement and any related agreements, all of which are expressly reserved. This letter may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Please confirm lntercept's agreement to the foregoing by signing where indicated below and providing us with a signed copy of this letter for our records.

Kind regards,

Sumitomo Dainippon Pharma Co., Ltd.

By:	/s/ Shigeyuki Nishinaka
Name:	Shigeyuki Nishinaka
Title:	Executive Officer, Senior
Director, Global Business Development

Accepted and agreed:

Intercept Pharmaceuticals, Inc.

By:	/s/ David Chung
Name:	David Chung
Title:	Vice President, Business Development